Exhibit 10.2

                                                 Funding Agreement

         I, Jehu Hand, agree with Albion Aviation, Inc. in connection with its public offering pursuant to Registration Statement 333-46672, as follows:

         On or prior to the end of the offering period described in the prospectus which is a part of the Registration Statement, I will purchase up to 20,000 shares at the offering price of $5.00, to the extent required to ensure net proceeds of no less than $90,000. These shares will be sold without sales commission or non-accountable expense being paid to any person. I agree that these shares will be "restricted" securities as provided in Rule 144, and to resell them only in compliance with Rule 144.


December 28, 2000
                                                     Jehu Hand


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